Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Paul G. Van Wagenen

(713) 297-5000

POGO’S NORTH AMERICAN OIL AND GAS PRODUCTION JUMPS;

161 WELLS DRILLED IN THIRD QUARTER WITH 91% SUCCESS RATE;

2006 CAPITAL BUDGET RAISED TO $880 MILLION

QUARTERLY DIVIDEND DECLARED

HOUSTON, TX – October 24, 2006 – Pogo Producing Company (“PPP”—NYSE) recorded third quarter 2006 net income of $33,338,000, or $0.58 per share, on revenues of $353,769,000, compared to net income in the third quarter of 2005 totaling $473,528,000, or $7.96 per share, on revenues of $275,812,000.  Excluding income attributable to last year’s sale of Pogo’s Thailand properties, which closed during the third quarter of 2005, Pogo’s comparable third quarter 2005 net income was $61,903,000, or $1.04 per share.  For the first three quarters of 2006, Pogo’s net income was $462,692,000, or $8.04 per share, on revenues of $1,401,897,000, compared to the first nine months of 2005 when net income was $636,203,000, or $10.40 per share, on revenues of $806,122,000.  Net income for the comparable first nine months of 2005 was $175,390,000, or $2.87 per share, when excluding the income attributable to the 2005 sale of Pogo’s Thailand interests.

Discretionary cash flow in the third quarter and the first three quarters of 2006 was $220,254,000 and $489,282,000, respectively, compared to discretionary cash flow of

$176,273,000 in the third quarter and $583,882,000 in the first nine months of 2005.  Net cash provided by operating activities during the third quarter and first three quarters of 2006 was $124,142,000 and $462,333,000, respectively, compared to $209,342,000 and $638,940,000 for the same time periods in 2005.

Pogo’s Chairman and Chief Executive Officer, Paul G. Van Wagenen, said, “the third quarter drilling program was very active and very successful, and we expect more of the same in the fourth quarter.  Pogo is positioned to deliver low-risk, measurable, predictable, positive returns for years to come.  We are very excited about our extensive inventory of good prospects both at home and abroad.”

Mr. Van Wagenen also noted that, “the Company recently announced its intention to sell certain non-core assets, beginning with certain outer continental shelf (OCS) properties and onshore Gulf Coast properties.  That process has begun and is expected to close by early next year.  A second phase targeting certain non-core assets in the Permian Basin, the Texas panhandle and western Canada will kick-off in early 2007, and could close around mid-year.  These actions further demonstrate our determination to keep Pogo’s balance sheet strong and its operational focus keen.”

OIL AND GAS PRODUCTION UP, WHILE OIL PRICES RISE AND GAS PRICES FALL

Pogo’s third quarter 2006 oil and gas production rose compared to the same period of 2005 due, in part, to accounting rules that required 2005 volumes to be adjusted to exclude

Pogo’s discontinued Thailand operations.  Pogo’s Thailand assets were sold effective as of August 17, 2005.

Pogo’s average daily liquids production during the third quarter and the first nine months of 2006, including crude oil, condensate and plant products, rose to an average of 35,258 barrels per day (bpd) and 37,354 bpd, respectively, compared to Pogo’s average volumes of 22,831 bpd and 27,930 bpd produced during the same time periods last year.

Natural gas production averaged 273.7 million cubic feet per day (mmcf/d) in the third quarter and 275.3 mmcf/d in the first three quarters of 2006, compared to 222.5 mmcf/d and 245.1 mmcf/d during the same time periods of 2005.

Third quarter 2006 production continued to be impacted by the shut-in of over one-third of Pogo’s OCS volumes due to the 2005 hurricanes Katrina and Rita.  Approximately 8 mmcf/d of Pogo’s net offshore natural gas production capacity and 3,100 bpd of crude oil production are still being postponed.  Those curtailments will continue until completion of repairs to gathering and terminaling facilities, as well as joint venture-owned platform facilities.

Third quarter oil and condensate prices rose to an average of $62.87 per barrel, up from $58.11 per barrel during the same quarter of 2005.  Natural gas prices fell to an average of $5.81 per thousand cubic feet (mcf) during the third quarter of 2006, down from $7.95 per mcf received in the same quarter last year.

Some 161 gross wells were drilled company-wide during the third quarter, 146 of which were successfully completed as producers, a drilling success rate of 91%.  During the first three-quarters of 2006, 370 wells have been drilled and 330 of them, 89%, have been successfully completed as producers.

OPERATIONAL RESULTS

The third quarter drilling program in western Canada was both busy and successful.  Some 56 Canadian wells were drilled during the quarter, 53 of which were completed as producers, a 95% success rate.  Prominent success occurred in the 100%-owned Mikwan/Huxley region of southern Alberta.  The 4-05-35-24W4M oil well was drilled to a Nisku reef horizon, and now is producing 120 barrels of oil per day (bopd).  Two more Nisku wells are slated to be drilled during the fourth quarter.  Nearby, a Glauconite/Ellerslie gas well was successfully completed, testing 2.3 mmcf/d, with three follow-on wells scheduled prior to the end of this year.

Four more fourth quarter wells are planned for the Twining region of the greater Mikwan area, following the third quarter success of 10-32-31-25W4M, which now is producing 1.2 mmcf/d.  Also in the same Mikwan/Huxley region, the company’s coal bed methane (CBM) drilling program has begun with two wells in 36-22W4M.  The 1-14 well and the 13-22 well total about 0.6 mmcf/d after just three weeks of early clean-up production.  Five more CBM wells are planned for the fourth quarter in this same region.

At the Sunchild/O’Chiese reserves areas, the company drilled six successful wells during the recent quarter.  Two of those wells tested at rates of 1.5 mmcf/d per well from up to four pay zones in each well.

Pogo drilled 23 wells, 20 successfully, in the onshore Gulf Coast region in the third quarter, including the Austin Chalk Allen A-1, which tested at a calculated daily flow rate of 22.8 mmcf/d and 3,600 bopd.  When put on production and stabilized, the flow rates will be substantially less than the test rate, of course, but this is another very fine Austin Chalk well, with many more to come.  Pogo’s initial Austin Chalk success in the Polk/Tyler County area in east Texas was the Blackstone Minerals 36-1 well, which was drilled in the second quarter, and has now settled into a steady production rate of about 700 bopd and 3 mmcf/d.  Elsewhere in the Austin Chalk play, the nearby Batson well is expected to spud on or about November 15, and the Wilburn well is scheduled to spud by November 25.  Many more such Austin Chalk wells are planned assuming continued success.

In the Jack/Wise County area of Texas, Pogo’s first of two Barnett Shale wells, the Billie Yates No. 2, has reached close to its planned depth of 7,000 feet.  If the shale is encountered as expected, the No. 2 well will be re-entered at a later date and taken horizontal.  The Billie Yates No. 1 will follow and become a horizontal well upon reaching about 6,000 feet subsurface.

In the Los Mogotes field in Zapata County, Texas, three particularly good wells, the Haynes Nos. 145, 149 and 154, tested between 3.2 and 4.7 mmcf/d apiece during the quarter.

Pogo’s third quarter success rate in the Permian Basin and Texas panhandle areas was 90%, with 65 producers out of 72 total wells drilled.  In the Wheeler field in Wheeler County, Texas, the 95%-owned Britt 3-27 tested 2 mmcf/d in the Morrow formation, with significant shows uphole in the Granite Wash and Atoka Wash horizons.  The 86%-owned Britt 6-26 tested 4.5 mmcf/d from the Granite Wash and Atoka Wash intervals.  Several more wells in the same area are now planned.

In the 100%-owned Cedar Canyon field in Eddy County, New Mexico, the Harroun 9-1H tested 1.1 mmcf/d and 137 bopd, and the Harroun 15-17H tested 1.1 mmcf/d and 400 bopd.  More wells are currently drilling in this area.

In the 100%-owned Roberts and Ochiltree Counties, Courson Ranch area, two third quarter wells stand out.  The Courson Ranch 135-10 tested at a rate of 1.7 mmcf/d, and the Courson Ranch 136-10 tested 0.7 mmcf/d and 236 bopd.  Early in the fourth quarter, the Courson Ranch 148-5 has impressively tested 3.2 mmcf/d and 618 bopd.  The Courson Ranch 148-6 is now drilling, and two more wells in the area are scheduled to be drilled before year end.

Nine Lower Fort Union wells were drilled by the operator in 14%-owned Madden field in central Wyoming during the quarter, seven of which were successful.  Nearby, Pogo’s 100%-owned Polo prospect in Natrona County saw the Polo 23-5 test 2.9 mmcf/d.  Production is expected to commence at Polo soon, and as many as three more Polo wells are planned.

INTERNATIONAL OPERATIONS

Pogo continues to identify drillable prospects in its northern Taranaki Basin license area in New Zealand, based upon 428,000 acres of 3-D seismic Pogo recently shot.  Pogo and its partners hope to spud the first exploratory well in the third quarter of next year.  New seismic acquisition is planned for 2007 in its exploration license in the East Coast Basin area of New Zealand.  Meanwhile, the New Zealand government has awarded Pogo an acreage extension to this license, bringing the company’s East Coast Basin license acreage to approximately 5.3 million acres, a pleasing development.

In Vietnam, Pogo’s 198,000-acre 3-D seismic shoot is almost complete, targeting the heart of Pogo’s 1.48 million acre offshore license, located some 250 miles northeast of Ho Chi Minh City.  Pogo’s scientists will be studying that information prior to undertaking a 2008 drilling program.

CAPITAL BUDGET INCREASES

Pogo’s Board of Directors raised the 2006 capital budget 10% to $880 million.  Key projects requiring additional capital include the Austin Chalk play of east Texas, the Granite Wash play in the Texas panhandle, and the Bakken shale play in North Dakota, where Pogo has accumulated additional leasehold acreage and will be drilling the first two exploratory wells in December.

QUARTERLY DIVIDEND DECLARED

The Board of Directors today declared a cash dividend of $0.075 (seven and one-half cents) per share of common stock to be paid November 27, 2006 to shareholders of record as of November 10, 2006.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Natural gas
Price per Mcf	$5.81	$7.95	$6.39	$6.75
Production (sales), Mcf per day	273,713	222,457	275,257	245,140
Crude Oil and condensate
Price per barrel	$62.87	$58.11	$59.20	$48.60
Production, barrels per day	29,612	18,630	31,597	23,813
Total liquids
Production, barrels per day	35,258	22,831	37,354	27,930

A summary of unaudited results follows, stated in thousands, except per share amounts

Revenues:
Oil and gas	$340,603	$275,359	$1,052,140	$803,465
Gain (loss) on property sales	(3,031)	(23)	305,303	227
Other	16,197	476	44,454	2,430
	$353,769	$275,812	$1,401,897	$806,122

Income from continuing operations	$33,338	$61,903	$462,692	$175,390
Income from discontinued operations, net of tax	—	411,625	—	460,813
Net income	$33,338	$473,528	$462,692	$636,203

Earnings per share:
Basic-
Income from continuing operations	$0.58	$1.04	$8.04	$2.87
Income from discontinued operations, net of tax	—	6.92	—	7.53
Net income	$0.58	$7.96	$8.04	$10.40

Diluted-
Income from continuing operations	$0.58	$1.03	$7.97	$2.84
Income from discontinued operations, net of tax	—	6.86	—	7.47
Net income	$0.58	$7.89	$7.97	$10.31

Discretionary cash flow is presented because of its wide acceptance as a financial indicator of a company’s ability to internally fund exploration and development activities and to service or incur debt.  This measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Management also views the non-GAAP measure of discretionary cash flow as a useful tool for comparisons of the Company’s financial indicators with those of peer companies that follow the full cost method of accounting.  Discretionary cash flow is a financial measure that is not calculated in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net cash provided by operating activities, as defined by GAAP, or as a measure of financial performance or liquidity under GAAP.  The Company defines discretionary cash flow as net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.  Other companies may define discretionary cash flow differently.  A reconciliation to net cash provided by operating activities is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2006	2005		2006	2005
Net cash provided by operating activities from continuing operations	$124,142	$169,487		$462,333	$494,204
Net cash provided by operating activities from discontinued operations	—	39,855		—	144,736
Net cash provided by operating activities	124,142	209,342		462,333	638,940
Remove changes in operating assets and liabilities	89, 675	$(40,580	)(a)	12,554	$(77,256	)(a)
Add back exploration expenses	6,437	$7,511	(a)	14,395	$22,198	(a)
Discretionary cash flow	$220,254	$176,273		$489,282	$583,882

Net cash used in investing activities	$(245,872)	$(1,028,434)	(a)	$(960,172)	$(1,198,571)	(a)
Net cash provided by (used in) financing activities	$123,857	$634,558	(a)	$468,310	$531,458	(a)

(a) Includes activities from both continuing and discontinued operations

* * *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,800,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol “PPP.”

Except for the historical and present factual information contained herein, the matters set forth in this release include statements of management’s current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company.  Statements identified by words such as “expects,” “projects,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements, including but not limited to any reserves projections, are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo’s operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to our industry will be greater than expected, all as detailed from time to time in Pogo’s reports filed with the Securities and Exchange Commission.  Pogo disclaims any responsibility to update these forward-looking statements.

There will be a financial analyst telephone conference call on Tuesday, October 24, 2006 at 1:30 p.m. CDT.  The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com.  A rebroadcast will be available at that website through January 23, 2007.  Microsoft Media Player is required to access the webcast.  It can be downloaded from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx.

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